WELD ASIA ASSOCIATES (AF2026) (Registered with US PCAOB and Malaysia MIA) 13-8, The Boulevard Office, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia.
T	: (603) 2284 5126 ; (603) 2284 6126
F	: (603) 2284 7126
E	: info@weldaudit.com
W	: www.weldaudit.com

April 15, 2016

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

RE: Greenpro Capital Corp. (GRNQ)

Commission File No.: 333-193565

We have read the statements of Greenpro Capital Corp. pertaining to our firm included in Schedule 14A - Proxy Statement dated April 15, 2016 and are in agreement with the statements contained in that document pertaining to our firm.

Yours truly,

/s/ WELD ASIA ASSOCIATES
WELD ASIA ASSOCIATES
Kuala Lumpur, Malaysia